EXHIBIT 99.8

AZZ incorporated Reports Results for the

Fourth Quarter and Fiscal-Year 2004

Contact:	Dana Perry, Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

RCG Capital Markets Group, Inc. 480-675-0400
Retail: Robert Blum
Institutional/Analysts: Joe Dorame
Media: Kristen Klein
Internet: www.rcgonline.com

April 15, 2004 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the fourth quarter and fiscal year ended February 29, 2004. Revenues for the fourth quarter were $32.5 million compared to $39.8 million for the same quarter last year. Net income for the quarter was $1.2 million, or $0.22 per diluted share, compared to net income of $1.4 million, or $0.27 per diluted share, in last year’s fiscal fourth quarter. Incoming orders for the fourth quarter were $33.1 million for a book to ship ratio of 102 percent for the quarter.

For the year, the Company reported unaudited revenues of $136.2 million compared to fiscal year 2003 revenues of $183.4 million. Net income for the year was $4.3 million, or $0.79 per diluted share, compared to net income of $8.6 million, or $1.63 per diluted share, last year. Guidance, which had previously been issued for fiscal 2004, was for earnings per diluted share of $0.72 to $0.78 and revenues of $135 to $140 million. Backlog at year-end was $53.1 million compared to $49.1 million at the end of fiscal 2003. Incoming orders were $140.2 for the year and resulted in a book to ship ratio of 103% for the year.

Outstanding bank debt at the end of the fiscal year was $30.9 million, a decrease of $13.7 million from the year ended February 28, 2003. AZZ’s long-term debt to equity ratio of .37 to 1 at the end of the fiscal year compares favorably to the .60 to 1 for the same period last year.

Revenues for the Electrical and Industrial Products Segment were $21.5 million for the fourth quarter, compared to $28.3 million for the comparable period last year. Operating income for this segment was $1.7 million, compared to $2.8 million in the fourth quarter of last year. For the fiscal year ended February 29, 2004, revenues for this segment were $88.9 million and operating income was $ 6.4 million compared to $134.9 million and $14.9 million, respectively, for the prior fiscal year.

David H. Dingus, president and chief executive officer of AZZ incorporated commented, “The operating results for the quarter and year exceeded our internal expectations and earnings guidance we had previously issued, despite a continuation of the difficult market conditions and intense competition. We have sized our operations to reflect these conditions and have continued our efforts to improve operating efficiencies and financial performance. Improvement in coverage and participation in the international electrical markets was a key goal we set for ourselves. Fiscal 2004 saw some encouraging results in this program. With our previously

AZZ Year-End 2004 Financial Results

April 15, 2004

announced operating structure in China and, improved representation in the Middle East and Asia, we are better positioned to take advantage of these market which are experiencing growth. We believe all actions that have been taken in fiscal 2004 do position us to better compete in both domestic and international markets and we are positioned well to benefit from sustained recovery in our served markets. Additionally, we did see improvement in the fourth quarter of our quotation and bookings activity related to our transmission products, and we are encouraged by the increased quotation activity. .”

Revenues for the Company’s Galvanizing Services Segment were $11.0 million for the fourth quarter, compared to $11.5 million in the previous year’s comparable quarter. Operating income for the segment was $2.4 million for the quarter, compared to $ 2.0 million in the previous year’s comparable quarter. For the fiscal year ended February 29, 2004, revenues were $47.3 million and operating income was $8.6 million compared to $48.5 million and $9.0 million, respectively for the prior fiscal year.

Mr. Dingus continued, “Despite the complexities brought about by the changes in price of steel and zinc, we had another solid year in our Galvanizing Services Segment. The decrease in operating income on a year over year basis can be directly linked to increased cost of natural gas. Going forward, we will be faced with the potential impact of steel price increases on our volume levels, and our ability to offset increases in the cost of zinc with improved efficiency and price increases. While market conditions may inhibit our ability to fully recover the anticipated increases, we are anticipating another solid year of performance from this segment.”

Mr. Dingus concluded, “Based upon the evaluation of information currently available to management, we are estimating FY 2005 earnings to be within the range of $0.75 to $0.85 per diluted share, and revenues to be within the range of $140 to $150 million. Included in our projected earnings is a one-time expenditure of approximately $ 650,000 to be expensed during fiscal 2005 associated with the implementation cost of our ERP system. Anticipated benefits will be realized in FY 2006.”

AZZ incorporated will conduct a conference call to discuss financial results for fiscal year 2004 at 4:15 P.M. Eastern on April 15, 2004. Interested parties can access the conference call by dialing (877) 356- 5706. The call will be web cast via the Internet at http://www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687 confirmation #6286534, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global growth markets of power generation, transmission and distribution, as well as, a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the Company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct.

—Financial tables on the following page—

AZZ Year-End 2004 Financial Results

April 15, 2004

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amount)

	Three Months Ended		Twelve Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
	(unaudited)	(unaudited)	(unaudited)
Net sales	$32,505	$39,797	$136,201	$183,370
Income before taxes	$1,982	$2,357	$6,878	$13,895
Net income	$1,228	$1,419	$4,263	$8,615

Net income per share
Basic	$0.23	$0.27	$0.80	$1.63
Diluted	$0.22	$0.27	$0.79	$1.63
Diluted average shares outstanding	5,476	5,294	5,397	5,300

Condensed Consolidated Balance Sheet

(in thousands)

	February 29, 2004	February 28, 2003
	(unaudited)
Assets:
Current assets	$43,713	$55,056
Net property, plant and equipment	$34,201	$36,612
Other assets, net	$42,112	$42,369

Total assets	$120,026	$134,037

Liabilities and shareholders’ equity:
Current liabilities	$23,504	$31,346
Long term debt due after one year	$25,375	$37,875
Other liabilities	$1,850	$1,407
Shareholders’ equity	$69,297	$63,409

Total liabilities and shareholders’ equity	$120,026	$134,037

Condensed Consolidated Statement of Cash Flow

(in thousands)

	Twelve Months Ended February 29, 2004	Twelve Months Ended February 28,2003
	(unaudited)
Net cash provided by (used in) operating activities	$14,963	$22,927
Net cash provided by (used in) investing activities	$(2,920)	$(3,941)
Net cash provided by (used in) financing activities	$(12,582)	$(18,740)

Net increase (decrease) in cash and cash equivalents	$(539)	$246
Cash and cash equivalents at beginning of year	$1,984	$1,738

Cash and cash equivalents at end of quarter	$1,445	$1,984

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